Terrace Ventures Inc.
810 Peace Portal Drive, Suite 202
Blaine, WA 98230

February 28, 2007

To:	Dorn Beattie,
(hereinafter referred to as the “Principal Shareholder”)

Dear Sir:

Re:	Acquisition by Terrace Ventures Inc. (“Terrace”) of
Solara Technologies, Inc. (“Solara”)

This will confirm our understanding with respect to a business combination of Terrace and Solara.

You have represented to us as follows:

(a)	Solara is a company incorporated under the laws of the Province of British Columbia and is in good standing under the laws of its jurisdiction of incorporation;

(b)

Solara’s authorized capital consists of an unlimited number of common shares without par value of which 18,755,918 common shares are issued and outstanding. There are no other classes of shares or other securities of Solara outstanding and no person has any option or right to acquire any unissued shares of Solara;

(c)	You are the principal shareholder of Solara and hold 9,706,308 common shares (the “Principal Shareholder”) representing approximately 51.7% of the issued and authorized common shares of the Solara;

(d)	All shares of Solara issued and outstanding have been duly and properly issued in compliance with all applicable corporate and securities laws;

(e)

Solara is engaged in the business of offering an end to end solution for control/access management, remote monitoring, turnkey cashless payment processing and data reporting for distributed assets such as vending machines, ATMs and kiosks (the “Business”); and

(f)

Solara owns, or has licenses to use, the technology required for the conduct of the Business which includes devices to connect distributed assets, a cashless payment platform and facilities, a proprietary network, a touch screen interface and proprietary software (the “Technology”).

Terrace represents as follows:

(a)	Terrace is a company incorporated under the laws of Nevada and is good standing under the laws of its jurisdiction of incorporation;

(b)	Terrace is a reporting company under the United States Securities Exchange Act of 1934 (the “Act”) and is in good standing with respect to its filings under the Act;

(c)	The shares of common stock of Terrace are quoted on the NASD Over-The-Counter Bulletin Board; and

(d)	There has been no material change in the affairs of Terrace since its most recent filings in Form 10-KSB and Form 10-QSB under the Act except as may be disclosed in any Form 8-K filed under the Act.

We have agreed that Terrace and Solara will complete a business combination, by way of merger under the Nevada Revised Statutes and amalgamation under the Business Corporations Act (British Columbia), or such other combination as may be advised by our respective legal counsel (the “Business Combination”).

The Business Combination shall be completed in such a manner that following its completion the shareholders of Solara, immediately prior to the Business Combination, will own 70% of the issued and outstanding shares of the Resulting Entity and the shareholders of Terrace, immediately prior to the Business Combination, will hold 30% of the Resulting Entity.

The obligations of the parties to complete the Business Combination shall be subject to customary conditions including:

(a)	All the representatives of the parties shall be true and accurate at closing as if they were made immediately prior to closing;

(b)

Solara shall have provided to Terrace prior to or on closing such financial statements as are required by Item 310 of Regulation S-B of the United States Securities and Exchange Commission in order to permit Terrace to make the United States Securities and Exchange Commission filings required in respect of the Business Combination;

(c)

The Principal Shareholder shall have provided to Terrace such information as is necessary to satisfy Terrace and its counsel that the Business Combination may be completed in reliance of exemptions from applicable federal and state or foreign securities laws.

(d)

The liabilities of Terrace immediately prior to closing shall not exceed $10,000. Terrace shall be free of any liens, charges or encumbrances other that those approved by the Principal Shareholder prior to closing.

Prior to closing of the Business Combination and as a condition of closing, Terrace agrees to loan US $200,000 to Solara.

The Principal Shareholder acknowledges that the shares to be issued by Terrace in connection with the Business Combination shall be restricted shares under applicable securities laws and shall bear an appropriate legend.

The parties agree to take all steps necessary to ensure that at closing the board of directors of the Resulting Entity will consist of three members: the existing director of Terrace; one director nominated by Solara; and one director nominated by both of the board members.

The parties shall take such steps as may be necessary and use their best efforts to prepare and execute a formal agreement as soon as possible, but in any event not later than March 15, 2007. During this period, the parties will cooperate with each other and provide such documentation or information as may be necessary to permit the parties to complete reasonable due diligence with respect to the proposed Business Combination.

If the foregoing is in accordance with your understanding of the Agreement, please sign where indicated below and this will serve as a non-binding letter of intent to be replaced by the formal agreement described above.

Yours truly,

Terrace Ventures Inc.

Per:	/s/ Howard Thomson

Howard Thomson
President

Agreed and accepted as of the 3rd day of March, 2007.

/s/ Dorn Beattie
Dorn Beattie